Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-98061 of Mitsubishi UFJ Financial Group, Inc. (Formerly, Mitsubishi Tokyo Financial Group, Inc.) on Form F-3 of our report dated September 26, 2006 (which expresses an unqualified opinion and includes explanatory paragraphs referring to i) the merger with UFJ Holdings, Inc., ii) the restatement of disclosure of (a) the balances and components of the investment in direct financing leases described in Note 7, (b) the balances of domestic time deposits issued in the amounts of ¥10 million or more described in Note 13, (c) the components of other short-term borrowings described in Note 17, (d) the balances of trading account assets and liabilities related to foreign activities in Note 31, and iii) the changes in methods of accounting for (a) variable interest entities and (b) conditional asset retirement obligations, both described in Note 1) appearing in this Annual Report on Form 20-F of Mitsubishi UFJ Financial Group, Inc. for the year ended March 31, 2006.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

September 28, 2006